Exhibit 10.14

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is made and entered into this ___ day of ______, 2014 (the “Effective Date”), by and among Oil States International, Inc., a Delaware corporation (“Oil States”), Civeo Corporation, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Oil States) (“Civeo”) and Bradley J. Dodson (the “Executive”). Oil States, Civeo and the Executive are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Oil States and the Executive are currently party to that certain executive agreement dated as of October 10, 2006, as amended effective January 1, 2009, and attached hereto as Exhibit A (the “Agreement”);

WHEREAS, Oil States has determined that it would be appropriate, desirable and in the best interests of Oil States and the shareholders of Oil States to separate its accommodations business from Oil States (such, transaction the “Spin-Off”);

WHEREAS, in order to effectuate the Spin-Off, (a) Oil States will transfer certain assets and liabilities associated with the accommodations business to Civeo, pursuant to a Separation and Distribution Agreement and certain other agreements which are expected to be entered into by and between Oil States and Civeo and (b) Oil States will transfer the employment of certain employees (including the Executive) to Civeo;

WHEREAS, in connection with the transfer of the Executive’s employment to Civeo, Oil States wishes to assign to Civeo, and Civeo wishes to assume, all its duties, obligations, rights and benefits pursuant to the Agreement; and

WHEREAS, the Executive wishes to consent to the assignment by Oil States of such duties, obligations, rights and benefits to Civeo.

NOW, THEREFORE, effective as of immediately prior to the consummation of the Spin-Off, the Parties agree as follows:

1.     Civeo hereby assumes all duties, obligations, rights and benefits of Oil States under the Agreement.

2.     Oil States hereby assigns all duties, obligations, rights and benefits under the Agreement (including, without limitation, any noncompetition or other restrictive covenant(s) in the Agreement) to Civeo.

3.     All references to Oil States in the Agreement are hereby replaced, mutatis mutandis, with references to Civeo.

4.     Oil States is hereby relieved of the duties and obligations assumed by Civeo in item 1 above and shall be indemnified and held harmless by Civeo for such obligations.

5.     Notwithstanding any provision to the contrary in the Agreement, the Executive expressly consents to the assignment of duties, obligations, rights and benefits hereunder.

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6.     This Assignment is expressly contingent upon the completion of the Spin-Off. In the event that the Spin-Off is not consummated, this Assignment shall be null and void ab initio.

7.     This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas

8.     This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the other Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment, to be effective as of _________, 2014:

OIL STATES INTERNATIONAL, INC.

By:
Name:
Title:
Date:

CIVEO CORPORATION

By:
Name:
Title:
Date:

EXECUTIVE

Bradley J. Dodson

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Exhibit A

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) between Oil States International, Inc., a Delaware corporation (the “Company”), and Bradley Dodson (the “Executive”) is made and entered into effective as of the date of October 10, 2006 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company or a subsidiary; and

WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key executives and ensure continuity of management; and

WHEREAS, it is in the best interest of the Company and its stockholders if the key executives can approach material business development decisions objectively and without concern for their personal situation; and

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the departure of key executives to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has authorized this Agreement and certain similar agreements in order to retain and motivate key management and to ensure continuity of key management;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement

(A)     This Agreement shall commence on the Effective Date and, subject to the provisions for earlier termination in this Agreement, shall continue in effect through the third anniversary of the Effective Date; provided, however, commencing on the Effective Date and on each day thereafter, the term of this Agreement shall automatically be extended for one additional day unless the Board of Directors of the Company shall give written notice to Executive that the term shall cease to be so extended in which event the Agreement shall terminate on the third anniversary of the date such notice is given.

(B)     Notwithstanding anything in this Agreement to the contrary, this Agreement, if in effect on the date of a Change of Control, shall automatically be extended for the 24-month period following the Change of Control.

(C)     Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

2.	Certain Definitions

(A)     “Cause” shall mean:

(i)     Executive’s conviction of (or plea of nolo contendere to) a felony, dishonesty or a breach of trust as regards the Company or any subsidiary;

(ii)     Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or any subsidiary that is materially injurious to the Company or such subsidiary regardless of whether a criminal conviction is obtained;

(iii)     Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs; or

(iv)     Executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

(B)     “Change of Control” shall mean any of the following:

(i)     any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, SCF III, L.P., SCF IV, L.P., or any affiliate of SCF-III, L.P. or SCF-IV, L.P. or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(ii)     a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

(iii)     the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(iv)     the stockholders of the Company approve a plan of complete liquidation of the Company; or

(v)     the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

(C)     “Date of Termination” shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given. Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Company before the Date of Termination shall be void.

(D)     “Good Reason” shall mean:

(i)     a material reduction in Executive’s authority, duties or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the Change of Control;

(ii)     a material reduction of Executive’s compensation and benefits, including, without limitation, annual base salary, annual bonus, and equity incentive opportunities, from those in effect immediately prior to the Change of Control;

(iii)     the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 9 hereof; or

(iv)     the Company requires Executive, without Executive’s consent, to be based at any office located more than 50 miles from the Company’s offices to which Executive was based immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive’s duties.

Notwithstanding the above however, Good Reason shall not exist with respect to a matter unless Executive gives the Company written notice of such matter within 30 days of the date Executive knows or should reasonably have known of its occurrence. If Executive fails to give such notice timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter.

For purposes of this Agreement, “Good Reason” shall be construed to refer to Executive’s positions, duties, and responsibilities in the position or positions in which Executive serves immediately before the Change of Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

(E)     “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For the purpose, termination of Executive’s employment shall be interpreted consistent with the meaning of the term “Separation from Service” in Section 409A (a) (2) (A) (i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulation authority.

(F)     “Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.

(G)     “Target AICP” shall mean the targeted value of Executive’s annual incentive compensation plan bonus for the year in which the Date of Termination occurs or the fiscal year immediately preceding the Change of Control, whichever is a greater amount.

(H)     “Termination Base Salary” shall mean Executive’s base salary at the rate in effect at the time the Notice of Termination is given or, if a greater amount, Executive’s base salary at the rate in effect immediately prior to the Change of Control.

3.	No Employment Agreement.

This Agreement shall be considered solely as a “severance agreement” obligating the Company to pay Executive certain amounts of compensation and to provide certain benefits in the event and only in the event of Executive’s termination of employment for the specified reasons and at the times specified herein. The parties agree that this Agreement shall not be considered an employment agreement and that Executive is an “at will” employee of the Company.

4.	Regular Severance Benefits.

Subject to Section 13, if the Company terminates Executive’s employment (i) other than for Cause and (ii) not during the Protected Period, Executive shall receive the following compensation and benefits from the Company:

(A)     Within 15 days of the Date of Termination the Company shall pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP. Notwithstanding the foregoing, with respect to a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, distribution may not be made prior to the date which is 6 months after the Date of Termination.

(B)     Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and the Company shall promptly deliver such shares to Executive.

(C)     For the 36-month period following the Date of Termination (the “Regular Severance Period”), the Company shall continue to provide Executive and Executive’s eligible family members, based on the cost sharing arrangement between the Company and similarly situated active employees, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during this Regular Severance Period, the Company’s obligations under this Section 4C shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the date of Termination in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

5.	Change of Control Severance Benefits

Subject to Section 13, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive the following compensation and benefits from the Company:

(A)     Within 15 days of the Date of Termination the Company shall pay to Executive in a lump sum, in cash, an amount equal to two times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP. Notwithstanding the foregoing, with respect to a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, distribution may not be made prior to the date which is 6 months after the Date of Termination.

(B)     Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and the Company shall promptly deliver such shares to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable and, excluding any incentive stock option granted prior to the Effective Date, shall remain exercisable for the remainder of such option’s term.

(C)     Executive shall be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which event the Company shall pay Executive a lump sum amount, in cash, within 15 days following the Date of Termination, equal to the present value of such unvested accrued benefits that cannot become vested under the plan for the reasons provided above.

(D)     For the period beginning on the Date of Termination and ending on December 31 of the second calendar year following the calendar year which includes the Date of Termination [or, in the case of disability coverage, and benefits the 36-month period following the Date of Termination] (the “COC Severance Period”), the Company shall continue to provide Executive and Executive’s eligible family members, based on the cost sharing arrangement between Executive and the Company on the Date of Termination, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during this COC Severance Period, the Company’s obligations under this Section 5D shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the Date of Termination, in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

(E)     Throughout the term of the COC Severance Period or until Executive accepts other employment, including as an independent contractor, with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.

6.	Parachute Tax Gross Up.

If any payment (including without limitation any imputed income) made, or benefit provided, to or on behalf of Executive pursuant to this Agreement, including any accelerated vesting or any deferred compensation or other award, in connection with a “change in control” of the Company (within the meaning of Section 280G of the Code) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) the Company shall promptly pay Executive an additional amount in cash (the “Additional Amount”) such that the net amount of all such payments and benefits received by Executive after paying all applicable taxes (including penalties and interest) on such payments and benefits, including on such Additional Amount, shall be equal to the net after-tax amount of the payments and benefits (excluding the Additional Amount) that Executive would have received if Section 4999 were not applicable to such payments and benefits. Such determinations shall be made by the Company’s independent certified public accountants.

7.	Accelerated Vesting of Options Upon a Change of Control.

Notwithstanding any provisions of any Company stock option plan or option agreement to the contrary, upon a Change of Control all outstanding unvested stock options, if any, granted to Executive under any Company stock option plan (or options substituted therefor covering the stock of a successor corporation) shall be fully vested and exercisable as to all shares of stock covered thereby effective as of the date of the Change of Control.

8.	Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, [except as provided in Section 4C and Section 5D] shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise [except that any severance payments or benefits that Executive is entitled to receive pursuant to a Company severance plan or program for employees in general shall reduce the amount of payments and benefits otherwise payable or to be provided under this Agreement].

9.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination by the Company other than for Cause.

10.	Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

11.	Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

Company:	Executive:
Oil States International, Inc. 333 Clay Street, Suite 4620 Houston, Texas 77002 Attn: Chairman of the Board	Bradley J. Dodson 3001 Lafayette Street Houston, Texas 77005

12.	Arbitration.

The parties agree to resolve any claim or controversy arising out of or relating to this Agreement, including but not limited to the termination of employment of Executive, by binding arbitration under the Federal Arbitration Act before one arbitrator in Houston, Texas, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrator shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the arbitrator deems appropriate. Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Section 12.

13.	Waiver and Release.

As a condition to the receipt of any payment or benefit under this Agreement, Executive must first execute and deliver to the Company a binding general release, as prepared by the Company, that releases the Company, its officers, directors, employees, agents, subsidiaries and affiliates from any and all claims and from any and all causes of action of any kind or character that Executive may have arising out of Executive’s employment with the Company or the termination of such employment, but excluding (i) any claims and causes of action that Executive may have arising under or based upon this Agreement, and (ii) any vested rights Executive may have under any employee benefit plan or deferred compensation plan or program of the Company.

14.	Employment with Affiliates.

Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company.

15.	Governing Law.

(A)     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(B)     EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

16.	Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement hereby expressly terminates, rescinds and replaces in full any prior agreement (written or oral) between the parties relating to the subject matter hereof.

17.	Withholding of Taxes.

The Company shall withhold from all payments and benefits provided under this Agreement all taxes required to be withheld by applicable law.

18.	Beneficiary.

In the event Executive dies before receiving the lump sum severance payment to which Executive was entitled hereunder, Executive’s spouse or, if there is no spouse, the beneficiary designated by Executive under the Company-sponsored group term life insurance plan, shall receive such payment.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Cindy Taylor
	Name:	Cindy Taylor
	Title:	President & COO

EXECUTIVE

/s/ Bradley Dodson
Bradley Dodson

AMENDMENT TO EXECUTIVE AGREEMENT

THIS AMENDMENT TO EXECUTIVE AGREEMENT (“Amendment”), dated effective as of January 1, 2009, (the “Effective Date”), is made by and between Oil States International, Inc. (the “Company”), and Bradley Dodson (“Executive”).

WHEREAS, the Company and Executive have heretofore entered into that certain Executive Agreement, dated as of October 10, 2006, (“Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the Effective Date, that the Agreement shall be amended as hereafter provided:

1.     Sections 4 and 5 of the Agreement shall be deleted and the following shall be substituted therefor:

“4.     Regular Severance Benefits.

Subject to Section 13, if the Company terminates Executive’s employment (i) other than for Cause and (ii) not during the Protected Period, Executive shall receive the following compensation and benefits from the Company:

A.

Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

B.

Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive.

C.

For the 24-month period following the date of termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits and disability benefits coverage at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period, and the disability benefits coverage shall be provided based upon the cost sharing arrangement between the Company and similarly situated active employees. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the four, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during the 24-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 4C shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 24-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the four, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with the medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

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5.     Change of Control Severance Benefits

Subject to Section 13, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive, the following compensation and benefits from the Company:

A.

Within 15 days of the expiration of the sixty-day period following the termination of Executive’s employment with the Company (during which time Executive complies with the requirements of Section 13 hereof by executing a general release), the Company shall pay to Executive in a lump sum, in cash, an amount equal to two times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

B.

Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares and restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse as of the lapse of such sixty-day period, and the Company shall promptly deliver such shares to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable and, excluding any incentive stock option granted prior to the Effective Date, shall remain exercisable for the remainder of such option’s term.

C.

Executive shall be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit as of the lapse of such sixty-day period except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which event the Company shall pay Executive a lump sum amount, in cash, within 15 days of the lapse of such sixty-day period, equal to the present value of such unvested accrued benefits that cannot become vested under the plan for the reasons provided above.

D.

For the 36-month period following the date of termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits and disability benefits coverage at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such period. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period, and the disability benefits coverage shall be provided based upon the cost sharing arrangement between Executive and the Company on the date of termination of Executive’s employment with the Company. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the six, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during the 36-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 5D shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 36-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the six, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

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E.

For the period beginning on the date of termination of Executive’s employment with the Company and ending on December 31 of the second calendar year following the calendar year which includes the date of termination, or until Executive accepts other employment, including as an independent contractor, with a new employer, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.”

2.     The following shall be added to Section 6 of the Agreement:

“Any such payment shall, in any event, be made no later than the last day of the calendar year following the calendar year in which Executive pays such excise taxes.”

3.     The following new Section 10A shall be added after Section 10:

“10A. Code Section 409A Restrictions.

A.

Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments that Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment with the Company shall be accumulated and paid on the first business day that is six months after the date of the Executive’s termination of employment with the Company, or such earlier date upon which such payments can be paid under Section 409A of the Code without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Wells Fargo Bank (or any successor thereto) at its principal office in Houston, Texas on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments.

B.

Notwithstanding anything in this Agreement to the contrary, if benefits to be made available under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the provision of such benefits is not delayed for the first six months following the date of the Executive’s termination of employment with the Company as provided in Section 409A(a)(2)B)(i) of the Code and the regulations thereunder, such benefits shall not be delayed; however, the Executive shall pay to the Company, at the time or times such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payments on the fifth business day following the expiration of such six-month period.

C.

Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.”

4.     The following shall be added to Section 13 of the Agreement:

“The general release described above must be effective and irrevocable within 55 days after the date of Executive’s termination of employment with the Company.”

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5.     This Amendment shall supersede any prior agreement between the Company and Executive relating to the subject matter of this Amendment and shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Executive.

6.     As amended hereby, the Agreement is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, effective as of the Effective Date.

AGREED TO AND ACCEPTED	“COMPANY”
“EXECUTIVE”	OIL STATES INTERNATIONAL, INC.

/S/ Bradley J. Dodson	/S/ Cindy Taylor

Name: Bradley J. Dodson	Name: Cindy Taylor

Title: V.P. CEO and Treasurer	Title: President and CEO

12/24/08	12/30/08
Date	Date

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